UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2013

Cyan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35904	20-5862569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1383 N. McDowell Blvd., Suite 300, Petaluma, California 94954

(Address of principal executive offices, including ZIP code)

(707) 735-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 23, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Cyan, Inc. (the “Company”) approved the following executive compensation changes:

•

The Committee determined that the Company’s Non-Sales Incentive Compensation Plan (the “Plan”), which already applies to the Company’s non-executive employees (other than those eligible for sales-base incentives), would also apply to the Company’s executive officers. The committee further determined that, consistent with the performance objectives applicable to non-executive employees, the incentive compensation for executive officers under the Plan for 2013 will be tied to a blend of revenue and net income targets.

•	The Committee adjusted the compensation of Mark Floyd, Chief Executive Officer, as follows: Base pay was increased to $350,000 per year and target incentive compensation was set at 100% of base pay.

•	The Committee adjusted the compensation of Michael Hatfield, President, as follows: Base pay was increased to $284,000 per year and target incentive compensation was set at 60% of base pay.

•	The Committee adjusted the target incentive compensation for Scott Pradels, Vice President of Engineering, and Kenneth Siegel, Vice President and General Counsel, to 40% of their respective base pay.

•	The base pay adjustments for Messrs. Floyd and Hatfield are to be effective as of May 8, 2013, the effective date of the Company’s initial public offering.

A copy of the Company’s Non-Sales Incentive Compensation Plan is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Cyan Non-Sales Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2013	Cyan, Inc.

/s/ Kenneth M. Siegel
Kenneth M. Siegel
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cyan Non-Sales Incentive Compensation Plan.